Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 t +1-203-968-3000

Xerox Reports Third-Quarter 2012 Earnings

•	GAAP earnings per share of 21 cents

•	Adjusted EPS of 25 cents

•	Revenue of $5.4 billion down 3 percent, down 1 percent constant currency

•	Services revenue up 5 percent, up 6 percent constant currency

NORWALK, Conn., Oct. 23, 2012 – Xerox (NYSE: XRX) announced today third-quarter 2012 adjusted earnings per share of 25 cents, which excludes 4 cents related to the amortization of intangibles, resulting in GAAP earnings of 21 cents per share.

In the third quarter, total revenue of $5.4 billion was down 3 percent or down 1 percent in constant currency.

Revenue from the company’s services business was up 6 percent in constant currency, partially offsetting a 7 percent constant currency decline in technology revenue, which represents the sale of document systems, supplies, technical service and financing of products.

During the third quarter, upfront investments in new services contracts as well as the impact of government budgetary pressures on existing contracts led to an 8.6 percent operating margin, down 1 point from third-quarter 2011. Gross margin was 31 percent, and selling, administrative and general expenses were 19.4 percent of revenue.

“Our third-quarter performance aligns with shifts in our business as services become a larger proportion of our revenue, and reflects the dynamics of a challenging economy that is creating cost pressures for large enterprises and governments,” said Ursula Burns, Xerox chairman and chief executive officer.

“Steady growth in services is consistent with our strategy. Scaling our offerings in business process, IT and document outsourcing gives us a diversified portfolio that helps mitigate declines in equipment sales and supplies,” she added. “In our technology business, we benefit from healthy operating margins that support our bottom-line performance. We’re accelerating growth in print-related markets that are expanding, like serving more small and mid-size businesses through indirect channels, and we’re maintaining our profitable leadership in markets that are contracting.”

In the company’s services business, constant currency revenue from business process outsourcing grew 9 percent, IT outsourcing grew 6 percent and document outsourcing, which includes the company’s leading managed print services offerings, was up 4 percent.

“While we’re pleased with the continued revenue growth trajectory in services, the profitability of a few contracts has been hampered by constraints in government spending, delaying implementation on committed projects that required our upfront investments,” said Burns. “We believe this is a short-term consequence of current macro and political conditions. But, we remain cautious, and we are focused on reducing costs to absorb the impact and improve margins while investing in key areas of growth and delivering strong cash flow.”

The company generated $594 million in cash from operations and is on track to deliver full-year operating cash flow of $2 billion to $2.3 billion as well as repurchase $900 million to $1.1 billion in Xerox stock during the year.

During the fourth quarter, Xerox is planning to take a restructuring charge in the range of $50 million to $100 million. Until the plans are finalized, the company’s EPS guidance excludes this charge. Xerox expects fourth-quarter GAAP earnings of 29 cents to 31 cents per share. Fourth-quarter adjusted EPS is expected to be 33 cents to 35 cents per share. As a result, full-year 2012 GAAP earnings per share are expected to be 92 cents to 94 cents and full-year adjusted earnings per share are expected to be $1.07 to $1.09.

About Xerox

With sales approaching $23 billion, Xerox (NYSE: XRX) is the world’s leading enterprise for business process and document management. Its technology, expertise and services enable workplaces – from small businesses to large global enterprises – to simplify the way work gets done so they operate more effectively and focus more on what matters most: their real business. Headquartered in Norwalk, Conn., Xerox offers business process outsourcing and IT outsourcing services, including data processing, healthcare solutions, HR benefits management, finance support, transportation solutions, and customer relationship management services for commercial and government organizations worldwide. The company also provides extensive leading-edge document technology, services, software and genuine Xerox supplies for graphic communication and office printing environments of any size. The 140,000 people of Xerox serve clients in more than 160 countries. For more information, visit http://www.xerox.com, http://news.xerox.com or http://www.realbusiness.com. For investor information, visit http://www.xerox.com/investor.

Non- GAAP Measures:

This release refers to the following non-GAAP financial measures:

•	Adjusted EPS (earnings per share) for the third quarter 2012 as well as for the fourth quarter and full year 2012 guidance that excludes certain items.

•	Operating margin for the third quarter 2012 that excludes certain expenses.

•	Constant Currency revenue growth for the third quarter 2012 that excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; our ability to expand equipment placements; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; our ability to recover capital investments; development of new products and services; our ability to protect our intellectual property rights; interest rates, cost of borrowing and access to credit markets; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contacts:

Karen Arena, Xerox, +1-203-849-5521, karen.arena@xerox.com

Ken Ericson, Xerox, +1-410-571-0161, kenneth.ericson@xerox.com

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XEROX®, XEROX and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(in millions, except per-share data)	2012	2011	% Change	2012	2011	% Change

Revenues
Sales	$1,537	$1,738	(12%)	$4,760	$5,129	(7%)
Outsourcing, service and rentals	3,727	3,689	1%	11,257	11,052	2%
Finance income	159	156	2%	450	481	(6%)

Total Revenues	5,423	5,583	(3%)	16,467	16,662	(1%)

Costs and Expenses
Cost of sales	1,026	1,154	(11%)	3,170	3,383	(6%)
Cost of outsourcing, service and rentals	2,668	2,545	5%	7,983	7,597	5%
Equipment financing interest	49	56	(13%)	153	176	(13%)
Research, development and engineering expenses	161	183	(12%)	495	542	(9%)
Selling, administrative and general expenses	1,050	1,109	(5%)	3,194	3,347	(5%)
Restructuring and asset impairment charges	14	(4)	*	60	(28)	*
Amortization of intangible assets	82	87	(6%)	246	259	(5%)
Other expenses, net	56	86	(35%)	185	268	(31%)

Total Costs and Expenses	5,106	5,216	(2%)	15,486	15,544	—

Income before Income Taxes & Equity Income(1)	317	367	(14%)	981	1,118	(12%)
Income tax expense	63	81	(22%)	206	284	(27%)
Equity in net income of unconsolidated affiliates	34	43	(21%)	105	111	(5%)

Net Income	288	329	(12%)	880	945	(7%)

Less: Net income attributable to noncontrolling interests	6	9	(33%)	20	25	(20%)

Net Income Attributable to Xerox	$282	$320	(12%)	$860	$920	(7%)

Basic Earnings per Share	$0.21	$0.23	(9%)	$0.64	$0.65	(2%)
Diluted Earnings per Share	$0.21	$0.22	(5%)	$0.62	$0.63	(2%)

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2012	2011	2012	2011

Net Income	$288	$329	$880	$945
Less: Net income attributable to noncontrolling interests	6	9	20	25

Net Income Attributable to Xerox	$282	$320	$860	$920

Other Comprehensive Income (Loss):
Translation adjustments, net	$344	$(383)	$181	$67
Unrealized (losses) gains, net	(2)	28	(11)	13
Changes in defined benefit plans, net	(10)	44	—	22

Other Comprehensive Income (Loss) Attributable to Xerox	$332	$(311)	$170	$102

Comprehensive Income, net	$620	$18	$1,050	$1,047
Less: Comprehensive income attributable to noncontrolling interests	6	9	20	25

Comprehensive Income Attributable to Xerox	$614	$9	$1,030	$1,022

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in millions, except share data in thousands)	2012	2011
Assets
Cash and cash equivalents	$882	$902
Accounts receivable, net	3,190	2,600
Billed portion of finance receivables, net	187	166
Finance receivables, net	1,877	2,165
Inventories	1,128	1,021
Other current assets	1,122	1,058

Total current assets	8,386	7,912
Finance receivables due after one year, net	3,591	4,031
Equipment on operating leases, net	526	533
Land, buildings and equipment, net	1,566	1,612
Investments in affiliates, at equity	1,442	1,395
Intangible assets, net	2,857	3,042
Goodwill	9,042	8,803
Deferred tax assets, long-term	454	672
Other long-term assets	2,375	2,116

Total Assets	$30,239	$30,116

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,893	$1,545
Accounts payable	1,591	2,016
Accrued compensation and benefits costs	795	757
Unearned income	446	432
Other current liabilities	1,488	1,631

Total current liabilities	6,213	6,381
Long-term debt	7,458	7,088
Pension and other benefit liabilities	2,206	2,487
Post-retirement medical benefits	879	925
Other long-term liabilities	768	861

Total Liabilities	17,524	17,742

Series A Convertible Preferred Stock	349	349

Common stock	1,322	1,353
Additional paid-in capital	6,095	6,317
Treasury stock, at cost	(361)	(124)
Retained earnings	7,716	7,046
Accumulated other comprehensive loss	(2,546)	(2,716)

Xerox shareholders’ equity	12,226	11,876
Noncontrolling interests	140	149

Total Equity	12,366	12,025

Total Liabilities and Equity	$30,239	$30,116

Shares of common stock issued	1,322,428	1,352,849
Treasury stock	(49,881)	(15,508)

Shares of common stock outstanding	1,272,547	1,337,341

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2012	2011	2012	2011

Cash Flows from Operating Activities:
Net income	$288	$329	$880	$945
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	339	301	965	890
Provision for receivables	23	45	83	99
Provision for inventory	9	13	26	32
Net loss (gain) on sales of businesses and assets	5	—	2	(8)
Undistributed equity in net income of unconsolidated affiliates	(32)	(43)	(67)	(83)
Stock-based compensation	30	29	92	92
Restructuring and asset impairment charges	14	(4)	60	(28)
Payments for restructurings	(30)	(42)	(113)	(162)
Contributions to defined benefit pension plans	(73)	(225)	(310)	(348)
Increase in accounts receivable and billed portion of finance receivables	(413)	(262)	(1,021)	(548)
Collections of deferred proceeds from sales of receivables	94	105	350	287
Increase in inventories	(44)	(141)	(128)	(278)
Increase in equipment on operating leases	(65)	(76)	(200)	(205)
Decrease in finance receivables	412	74	687	234
Increase in other current and long-term assets	(34)	(61)	(196)	(184)
Increase (decrease) in accounts payable and accrued compensation	7	181	(230)	(197)
Increase (decrease) in other current and long-term liabilities	36	78	(126)	(97)
Net change in income tax assets and liabilities	32	52	93	220
Net change in derivative assets and liabilities	7	19	(2)	43
Other operating, net	(11)	(6)	(38)	(21)

Net cash provided by operating activities	594	366	807	683

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(110)	(80)	(283)	(245)
Proceeds from sales of land, buildings and equipment	1	5	8	9
Cost of additions to internal use software	(30)	(41)	(100)	(122)
Acquisitions, net of cash acquired	(156)	(51)	(243)	(188)
Net change in escrow and other restricted investments	6	(1)	14	(9)
Other investing, net	—	1	3	20

Net cash used in investing activities	(289)	(167)	(601)	(535)

Cash Flows from Financing Activities:
Net proceeds (payments) on debt	199	(101)	742	602
Payment of liability to subsidiary trust issuing preferred securities	—	—	—	(670)
Common stock dividends	(63)	(63)	(177)	(182)
Preferred stock dividends	(6)	(6)	(18)	(18)
Proceeds from issuances of common stock	33	10	43	41
Excess tax benefits from stock-based compensation	10	1	10	5
Payments to acquire treasury stock, including fees	(361)	(309)	(718)	(309)
Repurchases related to stock-based compensation	(40)	(21)	(41)	(27)
Distributions to noncontrolling interests	(2)	(3)	(63)	(15)

Net cash used in financing activities	(230)	(492)	(222)	(573)

Effect of exchange rate changes on cash and cash equivalents	(7)	(20)	(4)	(1)

Increase (decrease) in cash and cash equivalents	68	(313)	(20)	(426)
Cash and cash equivalents at beginning of period	814	1,098	902	1,211

Cash and Cash Equivalents at End of Period	$882	$785	$882	$785

Financial Review

Revenues

	Three Months Ended September 30,			% of Total Revenue
(in millions)	2012	2011	% Change	2012	2011

Equipment sales	$805	$938	(14%)	15%	17%
Annuity revenue	4,618	4,645	(1%)	85%	83%

Total Revenue	$5,423	$5,583	(3%)	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:

Sales	$1,537	$1,738
Less: Supplies and other sales	(540)	(584)
Less: Paper sales	(192)	(216)

Equipment Sales	$805	$938

Outsourcing, service and rentals	$3,727	$3,689
Add: Finance income	159	156
Add: Supplies and other sales	540	584
Add: Paper sales	192	216

Annuity Revenue	$4,618	$4,645

Third quarter 2012 total revenues decreased by 3% compared to the third quarter 2011, including a 2-percentage point negative impact from currency, and reflected the following:

•	Annuity revenue decreased by 1% compared to the third quarter 2011, including a 3-percentage point negative impact from currency. Annuity revenue is comprised of the following:

•

Outsourcing, service and rentals revenue, which includes outsourcing revenue within our Services segment and technical service revenue (including bundled supplies) and rental revenue, both primarily within our Technology segment. An increase of 1%, including a 2-percentage point negative impact from currency, was driven by an increase in outsourcing revenue in our business process outsourcing, document outsourcing and information technology outsourcing offerings, partially offset by a decline in technical service revenue.

•

Supplies and other sales, which includes unbundled supplies and other sales, primarily within our Technology segment. A decrease of 8%, including a 1-percentage point negative impact from currency, was driven primarily by a decrease in supplies sales. This decrease was due to channel inventory re-balancing in Europe and a difficult compare driven by the third quarter 2011 easing of inventory constraints related to the Japan natural disaster.

•	Paper sales, primarily within our Other segment. A decline of 11%, including a 3-percentage point negative impact from currency, was driven by market pricing and lower activity.

•	Finance income included a $23 million gain from the sale of finance receivables from our Technology segment (discussed further in the Capital Resources and Liquidity section).

•

Equipment sales revenue is reported primarily within our Technology segment and the document outsourcing business within our Services segment. Equipment sales revenue declined 14% as compared to the third quarter 2011, including a 2-percentage point negative impact from currency, driven by delayed customer decision-making due to widespread concerns about the macro environment. An increase in total product installs was offset by the impact of lower product mix and price declines in the range of 5% to 10% (consistent with prior quarters).

Consistent with prior quarters, equipment sales within our Services segment continued to grow, driven by migration of customers looking to reduce printing costs by moving to our market leading document outsourcing offering.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
	2012	2011	B/(W)

Total Gross Margin	31.0%	32.7%	(1.7) pts.
RD&E as a % of Revenue	3.0%	3.3%	0.3 pts.
SAG as a % of Revenue	19.4%	19.9%	0.5 pts.
Operating Margin (1)	8.6%	9.6%	(1.0) pts.

Pre-Tax income margin	5.8%	6.6%	(0.8) pts.

Operating Margin

Third quarter 2012 operating margin1 of 8.6% decreased 1-percentage point as compared to the third quarter 2011. The decline, primarily in our Services segment, was due to a decrease in gross margin, partially offset by expense reductions.

Gross Margin

Gross margin of 31.0% decreased 1.7-percentage points as compared to the third quarter 2011. The decrease was driven primarily by the ramping of new services contracts, pressure on government contracts and the higher overall mix of Services revenue.

Services segment gross margin decreased by 2.7-percentage points as compared to the third quarter 2011, driven primarily by the ramping of new services contracts, pressure on government contracts and lower volumes in some areas of the business.

Technology segment gross margin increased by 0.7-percentage points as compared to the third quarter 2011. Productivity improvements, restructuring savings and a gain recognized on the sale of our interest in a group of U.S. finance receivables (discussed further in the Capital Resources and Liquidity section) more than offset the impact of price declines and unfavorable year-over-year transaction currency.

Research, Development and Engineering Expenses (“RD&E”)

Third quarter 2012 RD&E as a percent of revenue of 3% decreased 0.3-percentage points from the third quarter 2011. In addition to lower spending, the decrease was driven by the positive mix impact of the continued growth in Services revenue, which historically has a lower RD&E percent of revenue.

RD&E of $161 million was $22 million lower than the third quarter 2011, reflecting the impact of restructuring and productivity improvements. Innovation continues to be a core strength and we continue to invest at levels that enhance our innovation, particularly in color, software and services. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percent of revenue of 19.4% decreased 0.5-percentage points from the third quarter 2011. The decrease was driven by spending reductions reflecting benefits from restructuring and productivity improvements in addition to the positive mix impact from the continued growth in Services revenue, which historically has a lower SAG percent of revenue.

SAG of $1,050 million was $59 million lower than the third quarter 2011. This included a $23 million favorable impact from currency for the quarter. SAG expenses reflect the following:

•

$55 million decrease in selling expenses, driven primarily by benefits from restructuring, productivity improvements and lower compensation-related expenses, partially offset by the impact of acquisitions.

•

$18 million increase in general and administrative expenses as restructuring savings and productivity improvements were more than offset by the impact of acquisitions and deferred compensation expense.

•	$22 million decrease in bad debt expenses to $22 million, driven primarily by lower write-offs in Europe. Third quarter 2012 bad debt expense remained at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the third quarter 2012, we recorded net restructuring and asset impairment charges of $14 million, which included approximately $17 million of severance costs related to headcount reductions of approximately 870 employees primarily in North America. These costs were partially offset by $3 million of net reversals for changes in estimated reserves from prior period initiatives.

During the third quarter 2011, we recorded net restructuring and asset impairment credits of $4 million, primarily resulting from net reversals and changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of September 30, 2012 for all programs was $69 million, of which approximately $64 million is expected to be spent over the next 12 months. We expect to incur additional restructuring charges of approximately $50 million-$100 million in the fourth quarter of 2012 for actions and initiatives which have not yet been finalized. The additional restructuring is expected to be more focused on the Services segment.

Amortization of Intangible Assets

During the third quarter 2012, we recorded $82 million of expense related to the amortization of intangible assets. This was $5 million lower than third quarter 2011 primarily as a result of the accelerated write-off of the ACS brand name in the fourth quarter 2011.

Worldwide Employment

Worldwide employment of approximately 146,000 at September 30, 2012 increased approximately 6,300 from year-end 2011, primarily due to the impact of acquisitions.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2012	2011

Non-financing interest expense	$57	$60
Interest income	(3)	(5)
Losses on sales of businesses and assets	5	—
Currency losses, net	—	10
Litigation matters	(1)	3
Fees - Sales of receivables	4	5
Deferred compensation investment (gains)/losses	(5)	5
All other expenses, net	(1)	8

Total Other Expenses, Net	$56	$86

Note: Other Expenses, net are included in the Other segment

Non-financing interest expense

Third quarter 2012 non-financing interest expense of $57 million was $3 million lower than third quarter 2011 primarily due to the benefit of lower borrowing costs achieved as a result of refinancing existing debt.

Currency losses, net

Third quarter 2011 currency losses of $10 million were primarily due to the significant movement in exchange rates during the quarter among the U.S. Dollar, Euro, Yen and several developing market currencies.

Deferred compensation investments (gains)/losses

Represents (gains) and losses on investments supporting certain of our deferred compensation arrangements. These gains or losses are offset by an increase or decrease, respectively, in compensation expense recorded in SAG in our Services segment as a result of the increase or decrease in the liability associated with these arrangements.

All other expenses, net

The decrease was driven by miscellaneous charges incurred in the third quarter 2011.

Income Taxes

Third quarter 2012 effective tax rate was 19.9%. On an adjusted basis1, third quarter 2012 tax rate was 23.6%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends and other foreign transactions and resolution of certain tax positions, offset by a change in tax law.

Third quarter 2011 effective tax rate was 22.1%. On an adjusted basis1, third quarter 2011 tax rate was 25.1%, which was lower than the U.S. statutory tax rate primarily due to geographical mix of profits as well as a higher foreign tax credit benefit as a result of our decision to repatriate current year income from certain non-U.S. subsidiaries.

Xerox operations are widely dispersed. The statutory tax rate in most non-U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 10-percentage points from these non-U.S. operations, which is comparable to 2011.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the fourth quarter of 2012 will be approximately 28%, excluding the effects of intangibles amortization and discrete events.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $34 million, a decrease of $9 million compared to third quarter 2011.

Third quarter 2012 equity income includes charges of $5 million related to our share of Fuji Xerox after-tax restructuring, compared to $1 million of charges for the third quarter 2011.

Net Income

Third quarter 2012 net income attributable to Xerox was $282 million, or $0.21 per diluted share. On an adjusted basis1, net income attributable to Xerox was $333 million, or $0.25 per diluted share. Third quarter 2012 adjustments to net income reflect the amortization of intangible assets.

Third quarter 2011 net income attributable to Xerox was $320 million, or $0.22 per diluted share. On an adjusted basis1, net income attributable to Xerox was $374 million, or $0.26 per diluted share. Third quarter 2011 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the third quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Segment Review

	Three Months Ended September 30,
(in millions)	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2012
Services	$2,847	52%	$269	9.4%
Technology	2,259	42%	245	10.8%
Other	317	6%	(62)	(19.6%)

Total	$5,423	100%	$452	8.3%

2011
Services	$2,717	49%	$323	11.9%
Technology	2,500	45%	258	10.3%
Other	366	6%	(86)	(23.5%)

Total	$5,583	100%	$495	8.9%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (“BPO”), Document Outsourcing (“DO”) and Information Technology Outsourcing (“ITO”).

Revenue

Third quarter 2012 Services total revenue of $2,847 million increased 5% from the third quarter 2011, including a 1-percentage point negative impact from currency.

•

BPO revenue increased 7%, including a 2-percentage point negative impact from currency, and represented 57% of total Services revenue. BPO growth was driven by the government healthcare, customer care and retail, travel and insurance businesses, as well as the benefits of recent acquisitions.

•

DO revenue increased 1%, including a 3-percentage point negative impact from currency, and represented 31% of total Services revenue. Growth was driven primarily by our new partner print services offerings. Xerox is the market leader in this segment of the Document Technology market.

•

ITO revenue increased 6% and represented 12% of total Services revenue. ITO growth was driven by strong signings growth in recent quarters and also includes 3-percentage points of growth related to intercompany services, which is eliminated in total Services segment revenue.

Segment Margin

Third quarter 2012 Services segment margin of 9.4% decreased 2.5-percentage points from third quarter 2011, due primarily to a decline in gross margin, driven primarily by the ramping of new services contracts, pressure on government contracts and lower volumes in some areas of the business. SAG as a percentage of revenue was flat as cost improvements were offset by higher deferred compensation expense.

Metrics

Pipeline

Our total Services sales pipeline, including synergy opportunities, grew 9% over the third quarter 2011. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $3.1 billion in TCV for the quarter.

•	BPO signings of $2.0 billion TCV.

•	DO signings of $700 million TCV.

•	ITO signings of $400 million TCV.

Signings on a trailing twelve month basis declined 15% in relation to the comparable prior year period. This decline was driven by customer decision delays and a lower amount of megadeals. Total signings increased sequentially by $0.5 billion from the second quarter 2012. Note that the above DO signings figures represent Enterprise signings only and do not include signings from our partner print services offerings, which is showing strong growth.

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for signings as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the annual recurring revenue (“ARR”) on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. The third quarter 2012 contract renewal rate for BPO and ITO contracts was 86%, which is within our target range of 85%-90%.

Technology

Our Technology segment includes the sale of products and supplies, as well as the associated technical service and financing of those products.

Revenue

	Three Months Ended September 30,
(in millions)	2012	2011	Change

Equipment sales	$664	$798	(17%)
Annuity revenue	1,595	1,702	(6%)

Total Revenue	$2,259	$2,500	(10%)

Third quarter 2012 Technology revenue of $2,259 million decreased 10% from the third quarter 2011, including a 3-percentage point negative impact from currency. Technology revenues exclude the impact of growth in the Xerox document outsourcing business. Inclusive of the document outsourcing business, total document-related revenue decreased 7%, including a 3-percentage point negative impact from currency. Technology segment revenue results included the following:

•

Equipment sales revenue decreased by 17%, including a 2-percentage point negative impact from currency. Delayed customer decision-making driven by a weak macro-environment combined with a lower product mix and price declines in the 5% to 10% range more than offset growth in equipment installs. In addition, growth was negatively impacted by the continued migration of customers to our rapidly growing partner print services offering within document outsourcing.

•

Annuity revenue decreased by 6%, including a 3-percentage point negative impact from currency, driven by a modest decline in total pages and the continued migration of customers to our partner print services offering.

•	Technology revenue mix was 21% entry, 59% mid-range and 20% high-end.

Segment Margin

Third quarter 2012 Technology segment margin of 10.8% increased by 0.5-percentage points from the third quarter 2011, driven primarily by an improvement in gross margin. Productivity improvements, restructuring savings and a gain recognized on the sale of finance receivables (discussed further in the Capital Resources and Liquidity section) more than offset the impact of price declines.

Total Installs (Technology and Document Outsourcing2)

Third quarter 2012 installs increased from the third quarter 2011. Install activity includes installations for document outsourcing and Xerox-branded products shipped to Global Imaging Systems (“GIS”). Detail by product group is shown below:

Entry

•	38% increase in black-and-white multifunction devices driven by demand for the recently launched WorkCentre® 3045.

•	46% increase in color multifunction devices driven by demand for the recently introduced WorkCentre® 6015 and the ColorQube 8700/8900.

•	10% increase in color printers driven by an increase in sales to OEM partners.

Mid-Range

•

14% decrease in installs of mid-range color devices. A decline across all geographies was primarily due to a difficult compare driven by the third quarter 2011 release of inventory constraints resulting from the natural disaster in Japan.

•	7% decrease in installs of mid-range black-and-white devices.

High-End

•

32% increase in installs of high-end color systems driven by strong demand for the recently launched Xerox Color 770, which has enabled large market share gains in the Entry Production Color market segment.

•	31% decrease in installs of high-end black-and-white systems, reflecting continued declines in the overall market.

Note:	“Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Other

Revenue

Third quarter 2012 Other revenue of $317 million decreased 13% from the third quarter 2011, including a 2-percentage point negative impact from currency. The decline is due primarily to lower paper revenue, which was driven by market pricing and lower activity. Paper comprised approximately 60% of the third quarter 2012 Other segment revenue.

Segment Margin

Third quarter 2012 Other segment loss of $62 million decreased $24 million from the third quarter 2011, primarily driven by lower other expenses, net.

Notes

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2)	Equipment sales associated with Document Outsourcing are reported as revenue in our Services segment revenues.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended September 30, 2012 and 2011:

	Three Months Ended September 30,
(in millions)	2012	2011	Change

Net cash provided by operating activities	$594	$366	$228
Net cash used in investing activities	(289)	(167)	(122)
Net cash used in financing activities	(230)	(492)	262
Effect of exchange rate changes on cash and cash equivalents	(7)	(20)	13

Increase (decrease) in cash and cash equivalents	68	(313)	381
Cash and cash equivalents at beginning of period	814	1,098	(284)

Cash and Cash Equivalents at End of Period	$882	$785	$97

Cash Flows from Operating Activities

Net cash provided by operating activities was $594 million in the third quarter 2012. The $228 million increase in cash from third quarter 2011 was primarily due to the following:

•	$338 million increase from finance receivables primarily due to the sale of receivables, as well as higher net run-off as a result of lower equipment sales.

•	$152 million increase due to the timing of contributions to our defined benefit pension plans.

•

$97 million increase due to lower inventory growth. Third quarter 2011 had higher inventory growth as a result of the easing of supply constraints on Japanese sourced products in place after the natural disaster.

•	$174 million decrease related to lower accounts payable and accrued compensation primarily related to the timing of payments, as well as lower inventory and other spending.

•	$162 million decrease related to higher accounts receivable primarily due to lower cash from the sales of accounts receivable.

Cash Flows from Investing Activities

Net cash used in investing activities was $289 million in the third quarter 2012. The $122 million increase in the use of cash from third quarter 2011 was primarily due to the following:

•

$105 million increase in acquisitions. 2012 acquisitions include Wireless Data Services for $95 million, Martin Whalen Office Solutions for $31 million and Lateral Data for $30 million. 2011 acquisitions include ESM for $43 million and 4 smaller acquisitions totaling $8 million.

•	$19 million increase from higher capital expenditures (including internal use software).

Cash Flows from Financing Activities

Net cash used in financing activities was $230 million in the third quarter 2012. The $262 million decrease in the use of cash from third quarter 2011 was primarily due to the following:

•

$300 million decrease from net debt activity. Third quarter 2012 reflects an increase of $195 million in Commercial Paper. Third quarter 2011 reflects the repayment of $750 million of Senior Notes offset by an increase of $651 million in Commercial Paper.

•	$23 million decrease due to higher proceeds from the issuances of common stock under our stock option plans.

•	$52 million increase resulting from our share repurchase program.

•	$19 million increase due to higher share repurchases related to employee withholding taxes on stock-based compensation vesting.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	September 30, 2012	December 31, 2011

Total Finance receivables, net (1)	$5,655	$6,362
Equipment on operating leases, net	526	533

Total Finance Assets, net (2)	$6,181	$6,895

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)	Change from December 31, 2011 includes an increase of $51 million due to currency and a decrease due to the sale of finance receivables discussed further below.

The following summarizes our debt:

(in millions)	September 30, 2012	December 31, 2011

Principal debt balance(1)	$9,262	$8,450
Net unamortized discount	(64)	(7)
Fair value adjustments	153	190

Total Debt	9,351	8,633
Less: current maturities and short-term debt	(1,893)	(1,545)

Total Long-Term Debt	$7,458	$7,088

(1)	Includes Commercial Paper of $844 million and $100 million at September 30, 2012 and December 31, 2011, respectively.

The increase in debt from December 31, 2011 is a result of an increase in Commercial Paper due to the timing of cash flows.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	September 30, 2012	December 31, 2011

Financing Debt(1)	$5,408	$6,033
Core Debt	3,943	2,600

Total Debt	$9,351	$8,633

(1)

Financing debt includes $4,948 million and $5,567 million as of September 30, 2012 and December 31, 2011, respectively, of debt associated with Total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivables

Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell to third-parties, on an on-going basis, certain accounts receivable without recourse. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days.

In September 2012, we negotiated a termination agreement with the purchasers under our revolving facility in the U.S. to repurchase the then outstanding receivables for cash and the satisfaction of the deferred purchase price. During the third quarter, we had total cash outflows to the purchasers of approximately $215 million, which reflect interim settlements as well as the repurchase of the remaining outstanding receivables upon termination. There were no outstanding balances associated with this facility as of September 30, 2012. Accounts receivable sales were as follows:

	Three Months Ended September 30,
(in millions)	2012	2011

Accounts receivable sales (1)	$725	$754
Deferred proceeds	122	93
Fees associated with sales	4	5
Estimated decrease to operating cash flows (2)	(266)	(35)

(1)	The three months ended September 30, 2012 excludes sales from our revolving facility since the facility was terminated in the third quarter 2012 and all previously sold receivables were repurchased.
(2)

Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency. The three months ended September 30, 2012 includes cash outflows related to our revolving facility of $215 million.

Sales of Finance Receivables

In September 2012, we sold our entire interest in a group of U.S. finance receivables from our Technology Segment with a net carrying value of $341 million to a third party financial institution for net cash proceeds of $314 million and a beneficial interest from the purchaser of $52 million. This transaction enables us to lower the cost associated with our financing portfolio.

A pre-tax gain of $23 million was recognized on this sale and is net of additional fees and expenses of $2 million. The gain on the sale is reported in Finance Income in Technology Segment revenues. We will continue to service the sold receivables and expect to record servicing fee income of approximately $6 million over the expected life of the associated receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; our ability to expand equipment placements; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; our ability to recover capital investments; development of new products and services; our ability to protect our intellectual property rights; interest rates, cost of borrowing and access to credit markets; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (“GAAP”). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2012 third quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects.

•	Net income and Earnings per share (“EPS”)

•	Effective tax rate

In 2012 and 2011 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain expenses. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily composed of non-financing interest expense and also includes other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended September 30, 2012		Three Months Ended September 30, 2011
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported	$282	$0.21	$320	$0.22

Adjustments:
Amortization of intangible assets	51	0.04	54	0.04

Adjusted	$333	$0.25	$374	$0.26

Weighted average shares for adjusted EPS(1)		1,346		1,453
Fully diluted shares at September 30, 2012(2)		1,325

(1)

Average shares for the calculation of adjusted EPS for the three months ended September 30, 2012 and 2011 include 27 million shares associated with the Series A convertible preferred stock and therefore the related quarterly dividends of $6 million are excluded. We evaluate the dilutive effect of the Series A convertible preferred stock on an “if-converted” basis.

(2)

Represents common shares outstanding at September 30, 2012 as well as shares associated with our series A convertible preferred stock plus dilutive potential common shares as used for the calculation of earnings per share for three months ended September 30, 2012.

Guidance:

Earnings Per Share
	Q4 2012	FY 2012

GAAP EPS	$0.29-$0.31	$0.92-$0.94

Adjustments:
Amortization of intangible assets	0.04	0.15

Adjusted EPS	$0.33-$0.35	$1.07-$1.09

Note: GAAP and Adjusted EPS guidance exclude anticipated restructuring as the plans are not yet finalized

Effective Tax reconciliation:

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported	$317	$63	19.9%	$367	$81	22.1%

Adjustments:
Amortization of intangible assets	82	31		87	33

Adjusted	$399	$94	23.6%	$454	$114	25.1%

Operating Income / Margin reconciliation:

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income	$317	$5,423	5.8%	$367	$5,583	6.6%

Adjustments:
Amortization of intangible assets	82			87
Xerox restructuring charge (credit)	14			(4)
Other expenses, net	56			86

Adjusted Operating	$469	$5,423	8.6%	$536	$5,583	9.6%
Equity in net income of unconsolidated affiliates	34			43
Fuji Xerox restructuring charge	5			1
Other expenses, net*	(56)			(85)

Segment Profit/Revenue	$452	$5,423	8.3%	$495	$5,583	8.9%

*	Includes rounding adjustments.

Services Revenue Breakdown:

	Three Months Ended September 30,
(in millions)	2012	2011	Change	Revenue CC Change

Business Processing Outsourcing	$1,633	$1,520	7%	9%
Document Outsourcing	897	885	1%	4%
Information Technology Outsourcing	361	342	6%	6%
Less: Intra-Segment Eliminations	(44)	(30)	*	*

Total Revenue - Services	$2,847	$2,717	5%	6%

Segment Profit - Services	$269	$323	(17%)

Segment Margin - Services	9.4%	11.9%	(2.5)pts

*	Percent change not meaningful.

Note:	ITO growth includes 3 pts of growth from intercompany services which is eliminated in total services.

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Basic Earnings per Share:

Net income attributable to Xerox	$282	$320	$860	$920
Accrued Dividends on preferred stock	(6)	(6)	(18)	(18)

Adjusted net income available to common shareholders	$276	$314	$842	$902

Weighted average common shares outstanding	1,293,513	1,396,176	1,320,422	1,398,855

Basic Earnings per Share	$0.21	$0.23	$0.64	$0.65

Diluted Earnings per Share:

Net income attributable to Xerox	$282	$320	$860	$920
Accrued Dividends on preferred stock	(6)	(6)	(18)	(18)
Interest on Convertible Securities, net	—	—	1	1

Adjusted net income available to common shareholders	$276	$314	$843	$903

Weighted average common shares outstanding	1,293,513	1,396,176	1,320,422	1,398,855
Common shares issuable with respect to:
Stock options	3,335	7,952	5,369	10,932
Restricted stock and performance shares	20,028	19,578	21,227	19,906
Convertible securities	1,992	1,992	1,992	1,992

Adjusted weighted average common shares outstanding	1,318,868	1,425,698	1,349,010	1,431,685

Diluted Earnings per Share	$0.21	$0.22	$0.62	$0.63

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (in thousands of shares):
Stock options	38,430	56,507	36,395	53,527
Restricted stock and performance shares	24,327	23,692	23,128	23,364
Convertible preferred stock	26,966	26,966	26,966	26,966

	89,723	107,165	86,489	103,857

Dividends per Common Share	$0.0425	$0.0425	$0.1275	$0.1275

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended September 30,
(in millions)	2012	2011
Segment Profit	$452	$495
Reconciling items:
Restructuring and asset impairment charges	(14)	4
Restructuring charges of Fuji Xerox	(5)	(1)
Amortization of intangible assets	(82)	(87)
Equity in net income of unconsolidated affiliates	(34)	(43)
Other	—	(1)

Pre-Tax Income	$317	$367

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Technology, and Other.

Services:	The Services segment comprises three service offerings:

	•	Business Process Outsourcing, which includes Xerox’s historic Business Process Outsourcing services.

	•	Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.

	•	Information Technology Outsourcing.

Technology:	The Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

	•	“Entry”, which includes A4 devices and desktop printers.

	•	“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

	•	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:

The Other segment includes Xerox Supplies Business Group (“XSBG”) (predominantly paper), Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems, and non-allocated corporate items, including Other expenses, net.